Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

PACIFIC SERVICES & MANUFACTURING, INC.
A WASHINGTON CORPORATION,
SELLER

WALTER PISCO, SHAREHOLDER

PSM LLC,
A WASHINGTON LIMITED LIABILITY COMPANY,
BUYER

AND

CASCADE CORPORATION

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT	1
RECITALS	1
AGREEMENT	1
ARTICLE I — DEFINITIONS	1
ARTICLE II — PURCHASE AND SALE OF ASSETS	5
2.1 — Purchased Assets	5
2.2 — Excluded Assets	7
2.3 — Assumed Liabilities	7
2.4 — Limitation of Liabilities	7
2.5 — Delivery	9
2.6 — Name Change	9
ARTICLE III — PURCHASE PRICE	9
3.1 — Consideration for the Purchased Assets	9
3.2 — Closing Escrow and Payment of Purchase Price	11
3.3 — Allocation of Purchase Price	11
3.4 — Prorations	11
ARTICLE IV — CLOSING	12
4.1 — Deliveries by the Seller	12
4.2 — Deliveries by the Shareholder	13
4.3 — Deliveries by the Buyer	13
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER	14
5.1 — Organization and Existence	14
5.2 — Authority	14
5.3 — No Violations or Breaches	15
5.4 — Ownership of Purchased Assets	15
5.5 — Litigation	16
5.6 — Governmental Approval	17
5.7 — No Brokers	17
5.8 — Environmental Matters	17
5.9 — Employee Matters	18
5.10 — Compliance With Laws	20
5.11 — Financial Statements	20
5.12 — Intangible Assets	21

i

5.13 — Instruments in Full Force and Effect	21
5.14 — Customers and Suppliers	22
5.15 — Taxes	22
5.16 — Disclosure	22
5.17 — Seller’s and Shareholder’s Knowledge	22
ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF THE BUYER	22
6.1 — Organization and Existence	22
6.2 — Authority	23
6.3 — No Violations	23
6.4 — Governmental Approval	23
6.5 — No Brokers	24
ARTICLE VII — COVENANTS AND AGREEMENTS OF THE PARTIES	24
7.1 — Expenses	24
7.2 — Certain Taxes	24
7.3 — Employee Matters	24
7.4 — Supplements to Disclosure Schedules	26
7.5 — Warranty Claims	26
ARTICLE VIII — INDEMNIFICATION	27
8.1 — Indemnification by the Seller and the Shareholder	27
8.2 — Indemnification by the Buyer	27
8.3 — Indemnification Procedure	27
8.4 — Survival	28
8.5 — Applicability of Indemnification Obligations	28
8.6 — Indemnification Threshold	28
8.7 — Limitation of Liability	28
8.8 — Determination of Claims	28
ARTICLE IX — CONDITIONS TO BUYER’S OBLIGATIONS	28
9.1 — Representations and Warranties True at Closing Date	28
9.2 — Performance	29
9.3 — Consents	29
9.4 — No Litigation	29
9.5 — No Material Adverse Change	29
9.6 — Due Diligence	29
9.7 — Documents Satisfactory in Form and Substance	29
9.8 — Benefit of Material Contracts	29
9.9 — Board Approval	29

ARTICLE X — CONDITIONS TO SELLER’S OBLIGATIONS	30
10.1 — Representations and Warranties True at Closing Date	30
10.2 — Performance	30
10.3 — Documents Satisfactory in Form and Substance	30
ARTICLE XI — MISCELLANEOUS	30
11.1 — Notices	30
11.2 — Entire Agreement	32
11.3 — Amendments and Waiver; Rights and Remedies	32
11.4 — Governing Law; Arbitration	32
11.5 — Attorneys Fees	33
11.6 — Binding Effect	33
11.7 — Counterparts	33
11.8 — References	33
11.9 — Severability of Provisions	33
11.10 —Termination and Break-Up	33
11.11 — Further Assurances	34

TABLE OF EXHIBITS

EXHIBIT A
— FORM OF GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT	A-1
EXHIBIT B
— FORM OF ASSUMPTION AGREEMENT	B-1
EXHIBIT C
— FORM OF NONCOMPETITION AGREEMENT	C-1
EXHIBIT D
— FORM OF LEASE AGREEMENT	D-1
EXHIBIT E
— FORM OF FINAL PURCHASE PRICE ADJUSTMENT STATEMENT	E-1
EXHIBIT F
— STANDARD VALUATION METHODS	F-1
EXHIBIT G
— FORM OF ESCROW AGREEMENT	G-1
EXHIBIT H
— RIGHT OF FIRST REFUSAL	H-1

TABLE OF SCHEDULES

Schedule 1.1(a) — Retained Notes/Accounts Receivable	4

Schedule 1.1(b) — Retained Software	4

Schedule 1.1 (c) — Retained Trade Accounts Payable	4, 10, 26

Schedule 1.1 (d) — Trade Accounts Payable	4, 10, 26

Schedule 2.1 (c) — Proprietary Information	6

Schedule 2.1 (g) — Contracts	6, 26

Schedule 2.1 (h) — Fixed Assets	6

Schedule 2.1 (i) — Permits	6

Schedule 2.1 (l) — Vehicles	6

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into in Seattle, Washington, on December 14, 2006, by and among Pacific Services & Manufacturing, Inc., a Washington corporation, (the “Seller”); and Walter Pisco, an individual resident of Mercer Island, Washington, owner of 100% of the outstanding  capital stock of the Seller (the “Shareholder”); and PSM LLC, a Washington limited liability company (the “Buyer”), and Cascade Corporation, an Oregon corporation (“Cascade”). The Seller, the Shareholder, the Buyer, and Cascade are each a “party” and together are “parties” to this Agreement.

RECITALS

WHEREAS, the Seller desires to transfer to the Buyer substantially all of the Seller’s assets relating to the Seller’s manufacturing business based in Woodinville, Washington, and the Buyer desires to acquire such assets and business, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

“Adjustment Review Period” has the meaning specified in Section 3.1(d).

“Affiliate” means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the opening paragraph.

“Applicable Laws” has the meaning specified in Section 5.10.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption Agreement” has the meaning specified in Section 4.1(c).

“Balance Sheets” has the meaning specified in Section 5.11(b).

“Business” means the construction attachment and related product manufacturing and sales business of the Seller.

“Buyer” means PSM LLC, a Washington limited liability company.

“Buyer’s 401(k) Plan” has the meaning specified in Section 7.3(g).

“Cascade” means Cascade Corporation, an Oregon corporation.

“Claims” has the meaning specified in Section 8.1.

“Closing” has the meaning specified in Section 3.2(b).

“Closing Date” has the meaning specified in Section 3.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning specified in Section 2.1(g).

“Customers” means the customers of the Seller.

“Debts to be Assumed at Closing” means all Trade Accounts Payable and amounts owed on lines of credit and long-term indebtedness, all as described on Schedule 2.3.

“Defined Benefit Plan” has the meaning specified in Section 5.9(a)(1).

“Domain Names” has the meaning specified in Section 2.1(d).

“Encumbrances” means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Laws” shall include all such laws in effect in any and all jurisdictions in which the Purchased Assets or the Facilities are located or in which the Seller or their Affiliates have conducted operations using any of the Purchased Assets or on the Facilities, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and all other municipal, state or federal environmental conservation or protection laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with the Seller under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” has the meaning specified in Section 3.2(a).

“Escrow Agreement” has the meaning specified in Section 3.2(a).

“Estimated Adjusted Purchase Price” has the meaning specified in Section 3.1(b).

“Estimated Purchase Price Adjustment” has the meaning specified in Section 3.1(b).

“Excluded Assets” has the meaning specified in Section 2.2.

“Facilities” means the Seller’s facilities located at 21307 87th Ave., SE, Woodinville, Washington 98072.

“Final Adjusted Purchase Price” has the meaning specified in Section 3.1(c).

“Final Purchase Price Adjustment Amount” has the meaning specified in Section 3.1(c).

“Final Purchase Price Adjustment Statement” has the meaning specified in Section 3.1(c).

“Financial Statements” has the meaning specified in Section 5.11(a).

“GAAP” has the meaning specified in Section 5.11(a).

“General Conveyance” has the meaning specified in Section 4.1(c).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Holdback” has the meaning specified in Section 3.2(a).

“Indemnification Threshold” has the meaning specified in Section 8.6.

“Indemnified Party” has the meaning specified in Section 8.3.

“Indemnifying Party” has the meaning specified in Section 8.3.

“Instruments” has the meaning specified in Section 5.13.

“Interim Balance Sheet” has the meaning specified in Section 5.11(a)(2).

“Interim Financial Statements” has the meaning specified in Section 5.11(a)(2).

“Inventory” has the meaning specified in Section 2.1(b).

“Lease Agreement” has the meaning specified in Section 4.2(d).

“Materials of Environmental Concern” has the meaning specified in Section 5.8.

“Multi-Employer Plan” has the meaning specified in Section 5.9(a)(1).

“Names” has the meaning specified in Section 2.1(c).

 “Noncompetition Agreement” has the meaning specified in Section 4.1(d).

“Objection Notice” has the meaning specified in Section 3.1(g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning specified in Section 2.1(i).

“Permitted Encumbrances” means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; and (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller, excluding any mortgage, but shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Purchased Assets, or statutory liens filed of record against the Purchased Assets.

“Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

“Plan” has the meaning specified in Section 5.9(a).

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Proprietary Information” has the meaning specified in Section 2.1(c).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Price” has the meaning specified in Section 3.1.

“Retained Notes Receivable” means those certain trade accounts receivable of the Seller which have been converted to promissory notes as set forth on Schedule 1.1(a) attached hereto, all of which the Sellers agree to retain.

“Retained Software” means the computer software of the Seller set forth on Schedule 1.1(b) attached hereto which will be retained by the Seller.

“Retained Trade Accounts Payable” means any accounts of the Seller which are payable to Affiliates of the Seller and any other accounts payable of the Seller all as set forth on Schedule 1.1(c) attached hereto and subject to adjustment in accordance with Sections 3.1(h) and 7.4, all of which the Seller agrees to retain and pay.

“Retained Liabilities” has the meaning specified in Section 2.4.

“Seller” means Pacific Services & Manufacturing, Inc., a Washington corporation.

“Seller MAE” means a single event, occurrence or fact that, together with all other events, occurrences and facts that (i) would have, or might reasonably be expected to have, (A) a material adverse effect on the condition, business, prospects or operations of the Purchased Assets (other than events or conditions generally affecting the construction attachment industry or economy as a whole) or (B) a material adverse effect on the ability of the Business to be operated as of the Closing Date; (ii) would create an Encumbrance on any of the Purchased Assets except for a Permitted Encumbrance; (iii) results in a loss or damage to the Purchased Assets (whether or not covered by insurance) in an amount in excess of (A) Fifty Thousand Dollars and No/100 ($50,000) if not covered by insurance or (B) One Hundred Thousand Dollars and No/100 ($100,000) if covered by insurance; or (iv) may constitute a criminal violation of law involving a felony.

“Shareholder” means Walter Pisco, holder of 100% of the issued and outstanding capital stock of the Seller.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

“Trade Accounts Payable” means the total amount of payables of the Seller as of the Closing Date, as set forth on Schedule 1.1(d) attached hereto and subject to adjustment in accordance with Sections 3.1(h) and 7.4, excluding the Retained Trade Accounts Payable.

“Transferred Employees” has the meaning specified in Section 7.3(b).

“Transferred Trade Accounts Receivable” has the meaning specified in Section 2.1(a).

“Transferred Washington Employees” has the meaning specified in Section 7.3(f)

“Vehicles” has the meaning specified in Section 2.1(l).

“Websites” has the meaning specified in Section 2.1(d).

“Year End Financial Statements” has the meaning specified in Section 5.11(a)(1).

“Year End Balance Sheet” has the meaning specified in Section 5.11(a)(1).

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1          Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, deliver and convey to the Buyer, and the Buyer shall purchase, free and clear of any Encumbrances, other than Permitted Encumbrances, all of the following assets of the Seller (other than the Excluded Assets) (collectively, the “Purchased Assets”):

(a)           All trade accounts receivable of the Seller and all other rights of the Seller to payment for goods sold or leased or for services rendered as of the end of the Closing Date, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of the Seller with respect to any of the foregoing, all as provided to the Buyer as of or prior to the Closing Date, excluding the Retained Trade Accounts Receivable and the Retained Notes Receivable (collectively, the “Transferred Trade Accounts Receivable”);

(b)           All inventories of manufactured and purchased parts, raw materials, goods in process and finished goods (the “Inventory”);

(c)           All of the Seller’s rights to (i) the names “Pacific Services & Manufacturing, Inc.”, “PSM Corporation”, and all derivatives or variations thereof (collectively, the “Names”); (ii) all registered and unregistered trademarks, service marks, logos, corporate names, trade names, and all other trademark rights, and all registrations for, and applications for registration of, any of the foregoing, with respect to the Names; (iii) and all trade names and marks used in the Business; and (iv) all patents, patent applications, copyrights, technology, know-how, and all other intangible assets used in or related to the Business, all as set forth on Schedule 2.1(c) attached hereto (all such items described in this Section 2.1(c) being collectively referred to as the “Proprietary Information”) and all rights and remedies against infringements of Proprietary Information;

(d)           All telephone and fax numbers used in connection with the Business, the domain name “psmcorp.com” and all other domain names used in connection with the Business (collectively, the “Domain Names”) and all rights to the information, data and related materials contained or reflected on the Seller’s Internet website(s) located at the Domain Names (collectively, the “Websites”);

(e)                                  Any goodwill associated with the Business;

(f)            All Customer and vendor lists used in the Business, including all such Persons’ available names, addresses and telephone numbers;

(g)           All assignable agreements and contracts to which Seller is a party, oral or written, including but not limited to all agreements and contracts with Customers and other similar arrangements and rights thereunder, all purchase orders placed by Customers on or before the Closing Date which have not been satisfied by the Seller prior to the Closing Date, and all leases for personal property, all as set forth on Schedule 2.1(g) attached hereto (collectively, the “Contracts”).  Seller agrees to exercise his best efforts to obtain consents to assignment for all assignable contracts, and shall furnish proof of such consents obtained to Buyer on the Date of Closing;

(h)           The fixed assets set forth in Schedule 2.1(h) attached hereto, including any and all (i) manufacturers’ and sellers’ warranties with respect thereto (to the extent assignable); (ii) computer software, including but not limited to all versions, variations, modifications, enhancements, additions or replacements thereof, software program documentation and user materials, associated utilities, and support software, excluding the Retained Software; and (iii) computer hardware, including but not limited to all versions, variations, modifications, enhancements, additions or replacements thereof;

(i)            The certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of the Business and the Purchased Assets, all as set forth on Schedule 2.1(i) attached hereto (collectively, the “Permits”);

(j)            All records, files, documents and correspondence related to the Purchased Assets, electronic or otherwise;

(k)           All fixtures attached to or contained within the Facilities;

(l)            All automobiles, trucks, trailers, tractors, forklifts and other vehicles listed on Schedule 2.1(l) attached hereto (collectively, the “Vehicles”);

(m)          All covenants and agreements relating to assignment of inventions, noncompetition with Seller or the confidentiality of information regarding Seller’s business and operations; and

(n)           All prepaid expenses listed on Schedule 2.1(n) and all other or additional privileges, rights, interests, properties and assets of the Seller of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.

2.2          Excluded Assets.  The Purchased Assets to be transferred by the Seller hereunder shall include only those described or referred to in Section 2.1, and no other assets or properties of the Seller shall be transferred hereunder.  Without limiting the generality of the preceding sentence, the Purchased Assets shall not include any real property or any of the assets identified on Schedule 2.2 attached hereto, including but not limited to products and equipment sold to Cat Work Tools and stored at the Facility (the “Excluded Assets”).

2.3          Assumed Liabilities.  Subject to Section 2.4, the Buyer hereby assumes the rights and obligations under the express written terms of the Contracts being assumed by the Buyer to the extent and only to the extent such obligations accrue on or after the Closing, excluding any Retained Liabilities, and further assumes and agrees to pay all Trade Accounts Payable, and amounts owed on lines of credit and long term indebtedness, all as described on Schedule 2.3, the “Assumed Liabilities”.

2.4          Limitation of Liabilities.  Except as otherwise specifically provided in Section 2.3, the Buyer does not assume and is not in any way liable or responsible for any liabilities or obligations of the Seller or the Seller’s Affiliates; it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that the Seller or the Seller’s Affiliates have or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be “Retained Liabilities” and remain the liabilities of the Seller and the Seller’s  Affiliates.  Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, the Buyer shall not assume, or take title to the Purchased Assets subject to:

(a)           Any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) the Seller for any period that ends on or before, or includes, the Closing Date; or (ii) the Business and/or the Purchased Assets for any period or portion thereof that ends on or before the Closing Date (including, but in no way limited to, any and all Taxes described in clauses (i) and (ii) of this Section 2.4(a)) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

(b)           Any liability or obligation of the Seller or any of the Seller’s Affiliates under any note, bond or other instrument;

(c)           Any defects in products manufactured or sold by the Seller or any liability or obligation of the Seller or any of the Seller’s Affiliates in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by the Seller or any of the Seller’s Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on the Buyer by operation of law after the Closing);

(d)           Any obligation of the Seller (including indemnification and other contingent obligations) relating to (i) acts, events or omissions by any Person or circumstances existing at or prior to the Closing Date; (ii) goods or services provided to or for the benefit of the Seller or any of the Seller’s Affiliates prior to the Closing Date; (iii) goods or services provided by or on behalf of the Seller or any of the Seller’s Affiliates or licensees prior to the Closing Date; (iv) any pending or threatened litigation or claims made or threatened prior to the Closing Date, including without limitation any liability arising out of the payment or non-payment of worker’s compensation premiums on behalf of employees of the Seller or other issues arising out of the coverage of the Seller’ employees with respect to worker’s compensation insurance; or (v) the conduct of the Business, the ownership or operation of the Purchased Assets or any benefit realized by the Seller prior to the Closing Date;

(e)           Any note, account payable or other obligation to any Affiliate of the Seller;

(f)            Any statutory liens accrued or existing at the time of Closing against the Purchased Assets;

(g)           Any violation by the Seller or any of the Seller’s Affiliates of, or default by the Seller or any such Affiliate under, any Applicable Laws and Environmental Laws, including without limitation any Environmental Law which affects the ownership or operation of the Purchased Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Environmental Law arising out of or related to the ownership or operation of the Purchased Assets prior to Closing;

(h)           Any claims, actions, demands, losses or liabilities, including negligence or strict liability claims indemnified by the Seller and the Shareholder pursuant to Section 8.1;

(i)            Any debts, liabilities or obligations to any employee, agent, officer, director, consultant, contractor or security holder of the Seller as to any salary, bonus, commission, severance or other termination pay or benefits or other compensation or benefits arising out of or in connection with any bonus plan or arrangement, pension plan, profit sharing plan, multi-employer plan within the meaning of Section 3(37) of ERISA, health plan or any other benefit plan of the Seller or any other liabilities or obligations of the Seller to any employee, agent, officer, director, consultant, contractor or security holder of the Seller, including but not limited to liabilities or obligations for medical, dental, vision, travel accident, accidental death or dismemberment and life insurance expenses and employee post-retirement life insurance or health care benefits (irrespective of the time at which claims are presented), all of which shall be paid by the Seller or the Seller’s insurance carriers;

(j)            Any liability resulting from or relating to the employment relationship between the Seller or the Seller’s Affiliates and any of their present or former employees or the termination of any such employment relationship with the Seller or any of the Seller’s Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any employee or former employee of the Seller or their Affiliates relating to the employment or termination of employment of any such employee by the Seller or the Seller’s Affiliates, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers’ compensation on or prior to the Closing Date; or

(k)           All Retained Trade Accounts Payable.

2.5          Delivery.  The Buyer is entitled to the records relevant to the Purchased Assets, and the Seller shall deliver to the Buyer all documents and other papers relating to the Purchased Assets, the Assumed Liabilities and the current and proposed operations of the Business, including, without limitation, all files, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business or the Purchased Assets stored on any electronic media, including computers.  The Seller, however, shall be entitled to retain the historical books and records relating to their Business to the extent such books and records are not necessary for the ongoing operations of such Business by the Buyer and such books, records and other materials as the Seller or their Affiliates may reasonably consider necessary to the compilation of tax returns or other reports in connection with the Business as operated by the Seller.  The Seller agrees that so long as the corporate, accounting, auditing and tax books, records (including work papers) and other books and records relating to the Seller, the Seller’s Business and the Purchased Assets, the employees of the Seller that are hired by the Buyer and the Assumed Liabilities remain in existence and in the possession of the Seller or the Seller’s Affiliates, the Buyer and its authorized representatives shall have the right to inspect and, at the Buyer’s expense, to copy the same at any time during regular business hours for any proper purpose.  For a period of seven (7) years following the Closing Date, the Seller agrees that it will not destroy any of such books and records without having first offered to deliver the same to the Buyer.  The Buyer will likewise permit the Seller, the Seller’s Affiliates, and the authorized representatives of either to inspect and, at the Seller’ expense, copy any records transferred to the Buyer pursuant to this Section 2.5 and will not destroy any such records for a period of seven (7) years following the Closing Date without first offering to deliver the same to the Seller.

2.6          Name Change.  Seller shall promptly after the Closing Date (and in any event within seven calendar days) change its corporate name to a name which does not include any of the words “Pacific,” “Services,” or “Manufacturing,” or the initials “PSM” in any configuration and will furnish a certificate indicating such name change.  Shareholder shall promptly after the Closing Date (and in any event within seven calendar days) cause any entity controlled by or under common control with Shareholder, directly or indirectly, to change its name to a name which does not include any of the words “Pacific,” “Services,” or “Manufacturing,” or the initials “PSM” in any configuration and will furnish a certificate indicating such name change.

ARTICLE III
PURCHASE PRICE

3.1          Consideration for the Purchased Assets.  The purchase price for the Purchased Assets shall be FORTY-FOUR MILLION EIGHT HUNDRED NINETY-EIGHT THOUSAND TWO HUNDRED SEVENTY-FOUR DOLLARS ($44,898,274) (the “Purchase Price”) payable as set forth in Section 3.2 below.  The Purchase Price will be subject to the following adjustments:

(a)           The Purchase Price shall be increased dollar for dollar, to the extent that the Transferred Trade Accounts Receivable, Inventory, and prepaid expenses being purchased exceed Debts to Be Assumed at Closing by more than $32,518 and shall be decreased, dollar for dollar, to the extent that the Transferred Trade Accounts Receivable, Inventory, and prepaid expenses being purchased do not exceed Debts to Be Assumed at Closing by at least $32,518 (the “Purchase Price Adjustment”).

(b)           On or before the Closing Date, the parties will estimate the Debts to be Assumed at Closing and the Transferred Trade Accounts Receivable, Inventory and prepaid assets as of the Closing Date.  Using these numbers, the Seller will prepare a preliminary statement of the Purchase Price Adjustment (the “Estimated Purchase Price Adjustment”).  The Purchase Price shall then be adjusted in accordance with Section 3.1(a) (the “Estimated Adjusted Purchase Price”).

(c)           Within thirty (30) days following the Closing Date, the Buyer, in cooperation with the Seller, shall prepare and deliver to the Seller a statement (the “Final Purchase Price Adjustment Statement”) in the form attached as Exhibit E, setting forth (i) Transferred Trade Accounts Receivable, Inventory and prepaid expenses, (ii) Debts Assumed at Closing, and the increase or decrease in the Purchase Price determined in accordance with Section 3.1(a) (the “Final Purchase Price Adjustment Amount”).  The Purchase Price as so increased or decreased shall be the “Final Adjusted Purchase Price”.

(d)           The Seller shall have fifteen (15) days following its receipt of the Final Purchase Price Adjustment Statement (the “Adjustment Review Period”) to review the same for compliance with Section 3.1(e) below.  On or before the expiration of the Adjustment Review Period, the Seller shall deliver to the Buyer a written statement accepting or objecting to the Final Purchase Price Adjustment Statement.  In the event that the Seller shall object to the Final Purchase Price Adjustment Statement, such statement shall include a detailed itemization of the Seller’s objections and its reasons for such objections.  If no such statement is delivered by the Seller to the Buyer within the Adjustment Review Period, the Seller shall be conclusively deemed to have accepted the Final Purchase Price Adjustment Statement.

(e)           If the Estimated Adjusted Purchase Price paid by the Buyer to the Seller at the Closing is greater than the Final Adjusted Purchase Price, then the Seller shall pay the Buyer the Final Purchase Price Adjustment Amount by wire transfer of immediately available funds within ten (10) days of the agreement by the Seller and the Buyer on the Final Purchase Price Adjustment Statement.  If the Estimated Adjusted Purchase Price paid by the Buyer to the Seller at the Closing is less than the Final Adjusted Purchase Price, then the Buyer shall pay the Seller the Final Purchase Price Adjustment Amount by wire transfer of immediately available funds within ten (10) days of the agreement by the Seller and the Buyer on the Final Purchase Price Adjustment Statement.

(f)            The Final Purchase Price Adjustment Statement shall be prepared from the books and records of the Seller as appropriate in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements.  Transferred Accounts Receivable and Inventory shall be valued according to Buyer’s standard valuation methods, which are attached as Exhibit F. Buyer shall take physical counts of inventory, fixed assets, and vehicles being purchased as of the Closing Date for purposes of the Final Purchase Price Adjustment Statement.

(g)           In the event that the Seller shall accept or shall be conclusively deemed to have accepted the Final Purchase Price Adjustment Statement as prepared and delivered by the Buyer, the Final Purchase Price Adjustment Statement shall be used for the purposes of determining any adjustment to the Purchase Price in accordance with this Section 3.1.  If the Seller objects to the Final Purchase Price Adjustment Statement, then the Seller shall provide notice to the Buyer no later than 30 days following the delivery of the Final Purchase Price Adjustment Statement (an “Objection Notice”).  If no Objection Notice is made by the Seller within such 30 day period, the Final Purchase Price Adjustment Statement shall be final and binding on all the parties hereto.  Any Objection Notice shall specify in reasonable detail the basis for the objection, as well as the amount in dispute.  If an Objection Notice is given, the parties shall consult with each other with respect to the objection.  If the parties are unable to reach agreement within 30 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to an independent accounting firm to be selected by the Buyers and the Sellers.  The resolution of the dispute by the independent accounting firm shall be final and binding on the parties.  The fees and expenses of the independent accounting firm shall be split evenly between the parties.

(h)           In accordance with the preparation of the Final Purchase Price Adjustment Statement under this Section 3.1, the Buyer agrees after the Closing to update or supplement Schedules 1.1(c) and 1.1(d) with any changes and additions and deliver such supplemented disclosure schedules to the Seller.

3.2          Closing Escrow and Payment of Purchase Price.

(a)           Purchase Price With Security.  Seller shall obtain and deposit with Mellon Financial, in Seattle, Washington (the “Escrow Agent”) at or before Closing two irrevocable standby letters of credit furnished by a mutually agreeable financial institution, each in the amount of $1,250,000 running in favor of the Escrow Agent, as beneficiary.  The letters of credit, one of which will have an expiry date of nine months following the Closing Date and the other of which will have an expiry date of eighteen months following the Closing Date will be available to satisfy any amounts owed by Seller or the Shareholder to Buyer in accordance with the terms of the Escrow Agreement attached hereto as Exhibit G (the “Escrow Agreement”).  Upon the timely procurement of the letters of credit, Buyer shall pay to Seller at the Closing the Estimated Adjusted Purchase Price by delivery of cash payable by wire transfer or delivery of other immediately available funds.

(b)          Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Newcomb, Sabin, Schwartz & Landsverk, LLP, in Portland, Oregon, on December 15, 2006, or at such earlier or later business day immediately  following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(c)           Deliveries at Closing.   At the Closing, (i) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 4.1 below; (ii) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 4.2 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments including Proprietary Information transfer documents) in the form attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as Seller and its counsel may reasonably request; and (v) Buyer will deliver to Seller and the Escrow Agent the consideration specified in Section 3.2(a) or 3.2(b) above.

3.3          Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in the manner specified on Schedule 3.3 hereto.  The Seller and the Buyer shall cooperate with each other in the preparation, execution and filing of (a) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and (b) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.

3.4          Prorations.  Any and all license fees, permit fees, lease deposits, prepaid items, utilities, property taxes, and other similar items pertaining to the Purchased Assets and the ongoing Business will be adjusted ratably as of the Closing Date.  The net amount of the prorations will be paid by the Seller and the Buyer, as appropriate, on the Closing Date or as soon as practicable following the Closing Date, as the parties may mutually agree.

ARTICLE IV
CLOSING

4.1          Deliveries by the Seller.   At the Closing, the Seller shall deliver to the Buyer the following:

(a)           Certificates of the Secretary of State of the state of Washington, dated not more than five (5) days prior to the Closing Date, attesting to the existence of Seller as a corporation in its jurisdiction of incorporation;

(b)           Copies, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date, of resolutions duly adopted by the Board of Directors and the shareholders of Seller authorizing the execution and delivery by Seller of this Agreement and all other agreements contemplated herein, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(c)           Four (4) executed counterparts of a General Conveyance, Transfer and Assignment, substantially in the form attached hereto as Exhibit A (the “General Conveyance”), and an Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “Assumption Agreement”), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as the Buyer shall reasonably request, to vest in the Buyer good and marketable title to the Purchased Assets;

(d)           Four (4) executed counterparts of a Noncompetition Agreement, by and between the Seller, the Shareholder and the Buyer, substantially in the form attached hereto as Exhibit C (the “Noncompetition Agreement”);

(e)           Five (5) executed counterparts of the Escrow Agreement;

(f)            Title certificates for Vehicles which have certificates of title, duly endorsed for transfer;

(g)           Any executed and filed (if applicable) transfer and assignment agreements necessary to transfer all of the Seller’s right, title and interest in and to the Proprietary Information to the Buyer, including but not limited to patent and patent application assignments, trademark and service mark assignments, and copyright assignments;

(h)           Any transfer and assignment agreements necessary to transfer all of the Seller’s right, title and interest in and to the Domain Names and Websites to the Buyer;

(i)            Releases of any and all Encumbrances on the Purchased Assets;

(j)            Certificates as required pursuant to Sections 9.1 and 9.2;

(k)           A certificate setting forth the Estimated Purchase Price Adjustment in accordance with Section 3.1(b);

(l)            A complete set of the disclosure schedules attached to this Agreement updated and supplemented in accordance with Section 7.4; and

(m)          Payment in immediately available funds for the Transferred Employees’ accrued but unused vacation in accordance with Section 7.3(f) below.

4.2          Deliveries by the Shareholder.  At the Closing, the Shareholder shall deliver the following to the Buyer:

(a)           Such bills of sale, assignments and other instruments of transfer, assignment and conveyance as the Buyer shall reasonably request, to vest in the Buyer good and marketable title to the Purchased Assets;

(b)           Four (4) executed counterparts of the Noncompetition Agreement;

(c)           Five (5) executed counterparts of the Escrow Agreement;

(d)           Four (4) executed counterparts of the Lease Agreement, by and between the Buyer and Stessa Business Park, LLC, an affiliate of the Shareholder, regarding the lease of the facility located at 21307-87th Avenue SE, Woodinville, Washington by the Buyer, substantially in the form attached hereto as Exhibit D, and shall furnish a right of first refusal to Buyer for the purchase of the Facility (the “Lease Agreement”);

(e)           Four (4) executed counterparts of the Right of First Refusal for the real property adjacent to the Facility and owned by Scandia Business Park, L.L.C., an affiliate of the Shareholder, substantially in the form attached hereto as Exhibit H; and

(f)            Certificates as required pursuant to Sections 9.1 and 9.2.

4.3          Deliveries by the Buyer and Cascade.  At the Closing, the Buyer and Cascade shall deliver the following to the Seller and the Shareholder:

(a)           Certificate of the Secretary of State of the state of Washington, dated not more than five (5) days prior to the Closing Date, attesting to the existence of the Buyer as a limited liability company in its jurisdiction of organization;

(b)           Certificate of the Secretary of State of the state of Oregon, dated not more than five (5) days prior to the Closing Date, attesting to the existence of Cascade as a corporation in its jurisdiction of incorporation;

(c)           Copies, certified by the Secretary or Assistant Secretary of the Buyer as of the Closing Date, of resolutions duly adopted by the sole member of the Buyer authorizing the execution and delivery by the Buyer of this Agreement and all other agreements contemplated herein, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(d)           Copies, certified by the Secretary or Assistant Secretary of Cascade as of the Closing Date, of resolutions duly adopted by the Board of Directors of the Buyer authorizing the execution and delivery by the Buyer of this Agreement and all other agreements contemplated herein, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(c)           Four (4) executed counterparts each of the General Conveyance, the Assumption Agreement, the Noncompetition Agreement, and the Lease Agreement;

(d)           The Estimated Adjusted Purchase Price payable at the Closing in accordance with Section 3.2; and

(e)           Certificates as required pursuant to Sections 10.1 and 10.2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
AND THE SHAREHOLDER

The Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Buyer as follows:

5.1          Organization and Existence.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Washington, with all necessary corporate power and authority to own and lease the Purchased Assets and to carry on its Business as such Business is currently conducted.  The Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the Purchased Assets or the nature of the Business currently conducted by the Seller requires the Seller so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a Seller MAE.  The Seller does not own, directly or indirectly, any capital stock or other interest in any corporation, partnership, joint venture or other entity.

5.2          Authority.

(a)           The Seller has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby and thereby, have taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           The Shareholder has all necessary power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by the Shareholder in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Shareholder in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Shareholder, enforceable in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3          No Violations or Breaches.  The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection herewith by the Seller and the Shareholder, the fulfillment of and compliance by them with the terms and conditions hereof and thereof and the consummation by them of the transactions contemplated hereby and thereby will not:

(a)           Contravene, conflict with or violate any of the provisions of the Articles of Incorporation or Bylaws of the Seller, each as amended, or any resolutions adopted by the Board of Directors or shareholder of the Seller;

(b)           Result in the creation of any Encumbrance on any of the Purchased Assets (except for those which, singly or in the aggregate, would not create or result in a Seller MAE);

(c)           Except as set forth on Schedule 5.3(c) attached hereto, conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, mortgage, deed of trust, note, bond, loan agreement, indenture, other instrument evidencing borrowed money, commitment, license, franchise, Permit, authorization or any other instrument or obligation known to the Seller or the Shareholder to which the Seller is a party or by which their respective assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right (except for those which, singly or in the aggregate, would not create or result in a Seller MAE); or

(d)           To the Seller’s and the Shareholder’s knowledge, violate any provision of any law, statute, rule or administrative regulation (including but not limited to any Environmental Law) or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Seller, and/or the Shareholder, or the Seller’s assets or the Business.

5.4          Ownership of Purchased Assets.

(a)           Except as set forth in Schedule 5.4(a) attached hereto, the Seller owns good and indefeasible title to the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and, upon the Seller’s execution and delivery of this Agreement, the General Conveyance and the Assumption Agreement, the Buyer will own good and marketable title to the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

(b)           To the extent material to the operation of the Business, the tangible Purchased Assets (i) are in good operating condition, order and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice; (ii) are capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business; and (iii) conform in all material respects with all applicable legal requirements.

(c)           Since the date of the Year End Balance Sheet, the Seller has not sold, transferred, leased, distributed or otherwise disposed of any of its assets, or agreed to do so except for sales of products and services in the ordinary course of business or the disposition of immaterial assets in the ordinary course of business which in the reasonable judgment of management are not necessary or advisable to the efficient operations of the Seller.

(d)           All real and tangible personal property held by the Seller under lease is held under valid and binding lease agreements that are in full force and effect.  The Seller is not in default, and no notice of alleged default has been received by the Seller or the Shareholders, under any such lease and to the Seller’s and the Shareholder’s knowledge no lessor or lessee is in default or alleged to be in default thereunder which default would materially (i) detract from the value of the property so leased or (ii) interfere with the use of such property.  None of the rights of the Seller under any lease will be impaired by the consummation of the transactions contemplated by this Agreement, assuming that the consent of the lessor to the assignment of each lease described on Schedule 5.4(d) attached hereto is obtained.

(e)           The real property on which Seller conducts its business does not violate in any material respect any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations.  No condition exists with respect to such real property which would prevent, or require repair or modification thereof as a prerequisite to, Buyer using such property in the ordinary conduct of the Business except with respect to ordinary wear and tear and scheduled maintenance and repair.  The zoning classification of such real property is such that it may be used as currently used in the Business.  To the Seller’s and the Shareholder’s knowledge, there are no parties in possession of any portion of such real property as lessees, tenants at sufferance or trespassers.  To the Seller’s and the Shareholder’s knowledge, there is no pending or threatened condemnation or similar proceeding or assessment affecting such real property, or any part thereof, nor to the best knowledge and belief of the Seller is any such proceeding or assessment contemplated by any Governmental Entity.  The Seller has complied in all material respects with all Applicable Laws and Environmental Laws relating to such real property, or any part thereof.  Such real property has full and free access to and from public highways, streets or roads and, to the best knowledge and belief of the Seller, there is no pending or threatened proceeding by any Governmental Entity which would impair or result in the termination of such access.

(f)            The Purchased Assets constitute all material assets and properties, real, personal, tangible and intangible that are necessary for the continued conduct of the Business as presently being conducted except for those sold or disposed of in the ordinary course of business.

5.5          Litigation.

(a)           Except as set forth in Schedule 5.5(a) attached hereto, there is no litigation and there are no Proceedings pending, instituted or, to the knowledge of the Seller and the Shareholder, threatened against the Business, the Seller, any of its Affiliates, or the Shareholder and relating to the Business or the Purchased Assets before any Governmental Entity or arbitrator applicable to or binding upon the Seller, the Shareholder or any of the Purchased Assets.

(b)           Neither the Seller, nor the Shareholder, or any of their Affiliates, nor any of their respective properties or assets, is subject to any judicial or administrative judgment, order, decree or restraint currently affecting the Business or the Purchased Assets in a manner that is material and adverse to the Business taken as a whole.  Except as referred to on Schedule 5.5(b) attached hereto, the Seller has not received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by the Seller of the Business taken as a whole or that have not been finally dismissed or otherwise disposed of.

(c)           Except as described on Schedule 5.5(c) attached hereto, as of the date of this Agreement, the Seller is in material compliance with, has conducted for the past five (5) years and conducts the Business and operations of the Seller in material compliance with, and is not in default or violation in any respect under, to the Seller’s knowledge or to the knowledge of the Shareholder, any Applicable Laws and Environmental Laws.  To the Seller’s and the

Shareholder’s knowledge, there are no judgments outstanding and unsatisfied against the Seller or the Purchased Assets, and to their knowledge, there is no basis for any claim against or liability of the Seller on account of product warranties or with respect to the manufacture, sale or distribution of defective products.

5.6          Governmental Approval.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by the Seller, or the Shareholder or the consummation by the Seller or the Shareholder of the transactions contemplated hereby.

5.7          No Brokers.  Neither the Seller nor the Shareholder has employed or authorized anyone to represent them as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from the Seller, or the Shareholder in connection with such transactions.  The Seller and the Shareholder, jointly and severally, will indemnify and hold harmless the Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Buyer may sustain or incur as a result of any claim for a commission or fee by any broker or finder acting on behalf of the Seller or the Shareholder.

5.8          Environmental Matters.  Without in any manner limiting any other representations and warranties set forth in this Agreement, except as set forth in Schedule 5.8:

(1)           Neither the Seller, the Facilities, nor any real property or facility presently or to the Seller’s or the Shareholder’s knowledge, formerly owned, leased, used, maintained or operated by the Seller, nor any of the other Purchased Assets is in violation of, or has violated, or has been or is in non-compliance with any Environmental Laws, and

(2)           Without in any manner limiting the generality of Section 5.8(1) above:

(i)            Except in accordance with Environmental Laws (including, without limitation, the obtaining of necessary Permits), no Materials of Environmental Concern (as defined below) have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way released (and no release is threatened), on, under or about any facility or property of Seller or transported to or from any facility or property of Seller, and to the knowledge of the Seller and the Shareholder, no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, landfilled or in any other way released (and no release is threatened), on, under, about or from any facility or property adjacent to any Seller property,

(ii)           To the Seller’s and the Shareholder’s knowledge, no Seller or Facility has been named as a potentially responsible party under, and none of their properties has been nominated or identified as a facility which is subject to an existing or potential claim under, CERCLA or comparable Environmental Laws,

(iii)          The Seller has all environmental and pollution control equipment necessary for compliance in all material respects with all Environmental Laws (including, without limitation, all applicable Permits) and operation of the Business as it is presently conducted,

(iv)          There are no underground storage tanks, pits, sumps or impondments (as defined under Environmental Laws) located under any Seller property,

(v)           The Seller has received no notices of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws, relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Seller property or the Purchased Assets, nor is there any basis for any of the foregoing, and

(vi)          There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Seller has agreed to, assumed or retained, by contract or otherwise.

As used in this Agreement, (i) “Materials of Environmental Concern” shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (A) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws or (B) exposure to which may pose a health or safety hazard; provided, however, that inventory of the Seller held in the ordinary course of their Business and supplies and materials used in the ordinary course of maintaining the Facilities or operating the Business shall not be deemed to be Materials of Environmental Concern.

5.9          Employee Matters

(a)           Employee Plans and Agreements.

(1)           Schedule 5.9(a) attached hereto (i) lists all of the pension plans, all of the profit sharing plans, and all of the retirement, stock option, stock purchase, incentive, bonus, life, medical, vision, health, disability or accident plans, deferred compensation plans, cafeteria plans, flexible spending arrangements, and other employee compensation or benefit plans, agreements, written policies, contracts, arrangements or commitments, including without limitation severance agreements, holiday, vacation or other similar matters, other “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), “employee pension benefit plans” (as defined in Section 3(2) of ERISA and not exempted under Sections 4(b) or 201 of ERISA) and labor union agreements, relating to officers or employees (including former officers or employees) of the Seller or any ERISA Affiliates who perform services to, in the name of or for the benefit of the Seller (collectively the “Plans” and individually a “Plan”); (ii) identifies each Plan which is a defined benefit plan as defined in Section 3(35) of ERISA (a “Defined Benefit Plan”) or is a multi-employer plan within the meaning of Section 3(37) of ERISA (a “Multi-Employer Plan”); (iii) identifies each of the Plans which purports to be a tax-qualified plan under Section 401(a) of the Code and identifies any trust funding any of such plans which purports to be a tax exempt trust under Section 501(c)(9) of the Code; and (iv) in the case of each Multi-Employer Plan, sets forth the Seller contributions made to such Multi-Employer Plan for the last plan year ending prior to the date of this Agreement.  (2) Each of the Plans that purports to be qualified under Section 401(a) of the Code is qualified and any trusts under such Plans are exempt from federal income Tax under Section 501(a) of the Code.

 (2)          No plan termination liability to the PBGC or to any other person or withdrawal liability to any Multi-Employer Plan has, to the Seller’s and the Shareholder’s knowledge, been or is expected to be incurred with respect to any Plan or with respect to any employee benefit plan sponsored by any entity under common control (within the meaning of Section 414 of the Code) with Seller by reason of any action taken by any Seller, or any of their respective affiliates prior to the Closing Date.  The PBGC has not instituted, and is not expected to institute, any proceedings to terminate any Plan.  As of the Closing, each Defined Benefit Plan (other than a

Multi-Employer Plan) to which Title IV of ERISA applies could be terminated in a standard termination under Section 4041(b) of ERISA.

(3)           All filings required by ERISA and the Code as to each Plan have been timely filed and all notices and disclosures to participants required by ERISA or the Code have been timely provided.

(4)           The Seller has never maintained a Defined Benefit Plan.  The Seller has made full and timely payment of all amounts required under the terms of each of the Plans that are employee pension benefit plans, including the Multi-Employer Plans (if any), to have been paid as contributions to such plans for the last Plan year ended prior to the Closing Date and all prior Plan years.  (7)  All contributions made to or accrued with respect to all Plans are deductible under Section 404 or 162 of the Code.  No amounts, nor any assets or any Plan are subject to Tax as unrelated business taxable income under Section 511, 512, or 419A of the Code.

(5)           To the Seller’s or the Shareholder’s knowledge, no facts exist which could result in a material increase in premium costs of Plans for which benefits are insured or a material increase in benefit costs of Plans which provide self insured benefits.

(6)           No Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or beneficiary thereof) of the Seller beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by the former employee or the former employee’s dependents).

 (b)          Labor and Employee Relations.

(1)           There exists no collective bargaining agreement or other labor union contract applicable to any employee of the Seller and no such agreement or contract has been requested by any employee or group of employees of the Seller, nor has there been any discussion with respect thereto by management of the Seller with any of the Seller’s employees.  The Seller has not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof nor are there any current union representation claims involving any of the employees of the Seller.  Further, the Seller is not aware of any such threatened charges or claims.

(2)           The Seller is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Seller.  There is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Seller.

(3)           The Seller is not aware of any strikes, work stoppages, work slowdowns or lockouts nor of any threats thereof, by or with respect to any of the employees of the Seller.  There have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters except for routine grievance matters involving employees of the Seller.

(4)           There are not pending any grievances filed by employees of the Seller within any collective bargaining unit or by representatives of employees within any collective bargaining unit.  Further, there are no significant arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements which affect the operation of the Business.

(5)           Except as set forth on Schedule 5.9(b), there exists (i) no charge of discrimination or lawsuit involving any alleged violation of any fair employment law, wage payment law, occupational safety and health law; and (ii) no threatened or pending litigation arising out of any employment relationship, or other employment-related law, whether federal, state or local; and (iii) no threatened or pending litigation arising out of any employment relationship, presently threatened or pending, by any applicant, employee or former employee of the Seller or any representative of any such Person or Persons.  No charge or claim involving any of the facilities or employees of the Seller is pending before any administrative agency, local, state or federal, and no lawsuit involving any of such facilities or employees is pending with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.

(6)           The Seller complies in all material respects with all Applicable Laws relating to the employment of labor, including, but without limitation, those relating to wages, hours, concerted activity, non-discrimination, occupational health and safety and the payment and withholding of Taxes and the Seller has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

5.10        Compliance With Laws.  The Seller is not in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation that is not an Environmental Law (collectively, “Applicable Laws”) relating to the ownership, maintenance or operation of the Purchased Assets, which violation or default materially and adversely affects the Seller’s ownership, maintenance or operation (as presently conducted) of the Purchased Assets, and no claim is pending or, to the Seller’s and the Shareholders’ knowledge, threatened with respect to any such matters which if determined adversely to the Seller would have such effect.

5.11        Financial Statements.

(a)           The following unaudited financial statements of the Seller have been delivered to the Buyer and are attached as Schedule 5.11(a) attached hereto:

(1)           The consolidated balance sheet of the Seller as of December 31, 2005 (the “Year End Balance Sheet”) and December 31, 2004, and the related statements of operations, of stockholder’s equity and of cash flows for the periods then ended (such balance sheets and the related statements of operations, of stockholder’s equity and of cash flows being hereinafter together referred as the “Year End Financial Statements”); and

(2)           The unaudited consolidated balance sheet of the Seller as of November 30, 2006, (the “Interim Balance Sheet”) and the related unaudited statements of operations, of stockholder’s equity and of cash flows for the eleven-month period then ended (such balance sheets, the related statements of operations, of stockholder’s equity and of cash flows, and any related notes and schedules being hereinafter together referred to as the “Interim Financial Statements”).

Except as provided in Schedule 5.11(a), the Year End Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”), have been prepared from the books and records of the Seller in conformity with generally accepted accounting principles  (excepting any required footnotes), applied in accordance with generally accepted accounting principles on a basis consistent with the historical practices of preceding years and throughout the periods involved (“GAAP”) and present fairly in all material respects the financial position of the Seller as of the dates of such statements, subject to year-end adjustments made in accordance with GAAP consistently applied with respect to the Interim Financial Statements.

(b)           The trade accounts and other receivables of the Seller which are classified as current assets on the Year End Balance Sheet and the Interim Balance Sheet (collectively, the “Balance Sheets”) are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible.

(c)           The inventories of the Seller reflected on the Balance Sheets have been valued in accordance with GAAP consistently applied, and the value of obsolete products and products of below standard quality has been written down or reserved against in accordance with GAAP.  There have been no write-ups of inventories or other assets.

(d)           To the knowledge of the Seller or the Shareholder, the Seller has no liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet prepared in accordance with GAAP other than:

(1)           Those set forth or reserved against in the Year End Balance Sheet or Interim Balance Sheet;

(2)           Those incurred since the date of the Year End Balance Sheet or Interim Balance Sheet in the ordinary course of business; and

(3)           Those disclosed on Schedule 5.11(d) attached hereto.

(e)           The Seller’s books of account have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Seller have been properly recorded in such books in all material respects.

(f)            To the knowledge of the Seller or the Shareholder, except as set forth in Schedule 5.11(f) attached hereto, the Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof.  Since the date of the Interim Balance Sheet, there has not been any change in the Company’s prospects, financial position or other event which could be expected to result in a Seller MAE.

5.12        Intangible Assets.  There are no pending or, to the knowledge of the Seller or the Shareholder, threatened infringement claims against the Seller or the Shareholder by any Person with respect to any of the Proprietary Information.  The Proprietary Information will afford the Buyer at all times after the Closing the rights to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, tradenames and service marks owned by the Seller or others necessary for the conduct of the Business as presently being conducted.  To the knowledge of the Seller and the Shareholder, the use of the Proprietary Information will not, and the conduct of the Business as presently conducted does not, infringe on the rights of any other Person.

5.13        Instruments in Full Force and Effect.   The Contracts and other material commitments, agreements, obligations and Permits (including without limitation licenses, royalties, assignments and similar agreements with respect to the Proprietary Information) constituting a part of the Purchased Assets

(collectively, the “Instruments”) are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by the Buyer in accordance with their respective terms.  There are no defaults by the Seller thereunder and the Seller knows of no defaults thereunder by any other party thereto, and, to the Seller’s and the Shareholder’s knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.  Except as set forth on Schedule 5.13 attached hereto, none of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by the Buyer after the Closing without the authorization, consent, approval, permit or licenses of, or filing with, any other Person.

5.14        Customers and Suppliers.  Schedule 5.14 attached hereto sets forth (1) a true and correct list of the ten (10) largest customers of Seller in terms of sales during the fiscal year ended December 31, 2005, showing the approximate total sales to each such customer during such period; and (2) a true and correct list of the ten (10) largest suppliers of Seller in terms of purchases during the fiscal year ended December 31, 2005, showing the approximate total purchases from each such supplier during such period.  Except to the extent set forth in Schedule 5.14 attached hereto, there has not been any material adverse change in the business relationship of Seller with any customer or supplier so named in the disclosure statement.

5.15        Taxes.  The Seller has duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of the Business, its assets and employees, and have timely paid and discharged all Taxes shown thereon.  The Seller has made available to the Buyer, to the extent requested by the Buyer, all Tax reports and returns of the Seller for all periods ending prior to the Closing Date.  The Seller has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Seller, nor has the Seller executed any waiver of any statute of limitation on the assessment or collection of any tax or executed or filed with the U.S. Internal Revenue Service or any other Governmental Entity any agreement now in effect extending the period for assessment or collection of any Taxes against the Seller. There are no Tax liens upon, pending against or threatened against any Purchased Asset.

5.16        Disclosure.  To the knowledge of the Seller and the Shareholder, neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

5.17        Seller’s and Shareholder’s Knowledge.  For the purposes of this Article V, references to the Seller’s or the Shareholder’s knowledge shall be limited to the actual knowledge of the Shareholder, Paul Raine, Don Stark, and Patricia Downing, or any of them, based on facts which have come to any of their attention, or would have come to any of their attention on reasonable inquiry that would give any of them actual notice of the relevant matter.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CASCADE

The Buyer and Cascade each hereby jointly and severally represents and warrants to the Seller as follows:

6.1          Organization and Existence.  The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Washington, with all necessary power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.  Cascade is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Oregon, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.  The Buyer is duly qualified or licensed to transact business as a foreign limited liability company and is in good standing in all jurisdictions in which the assets currently owned or leased by it or the nature of the business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer taken as a whole.  Cascade is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the assets currently owned or leased by it or the nature of the business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Cascade taken as a whole.

6.2          Authority.  The Buyer has all necessary limited liability company power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and such other agreements and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.  Cascade has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments contemplated herein and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Buyer or Cascade in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Buyer or Cascade, as the case may be, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3          No Violations.  The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection herewith by the Buyer or Cascade, the fulfillment of and compliance by it with the terms and conditions hereof and thereof and the consummation by it of the transactions contemplated hereby and thereby will not:

(a)           Violate any of the terms of the Certificate of Formation or Limited Liability Company Agreement of the Buyer or the Articles of Incorporation or Bylaws of Cascade; or

(b)           Except as set forth on Schedule 6.3 attached hereto, result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Buyer or Cascade is a party or by which the Buyer or Cascade is bound or to which any of the assets of the Buyer or Cascade is subject or result in the creation of any Encumbrance on any of such assets, which breach or default would reasonably be expected to have a material adverse effect on the Buyer’s or Cascade’s business or financial condition or the results of their respective operations or on their abilities to perform their respective obligations hereunder.

6.4          Governmental Approval.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by the Buyer and Cascade or the consummation by the Buyer and Cascade of the transactions contemplated herein.

6.5          No Brokers.  Neither the Buyer nor Cascade has employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from the Buyer or Cascade in connection with such transactions.  The Buyer and Cascade will each jointly and severally indemnify and hold harmless the Seller and the Shareholder from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Seller and the Shareholder may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of the Buyer or Cascade.

ARTICLE VII
COVENANTS AND AGREEMENTS OF THE PARTIES

The parties hereby covenant and agree as follows:

7.1          Expenses.  Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

7.2          Certain Taxes.  The Buyer shall be liable for and shall pay all sales, use, transfer, or similar Taxes (but excluding any income Taxes), if any, and assessments resulting from the consummation of the transactions contemplated hereby, and the Buyer and the Seller agree to cooperate with each other (i) to obtain all available exemptions from such Taxes and (ii) to reduce the amount of Taxes or other assessments imposed on or charged to the Seller or the Buyer as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither the Seller nor the Buyer shall be obligated to take any action that it determines, in its sole discretion, may subject it to additional Taxes, liabilities or expenses.

7.3          Employee Matters.

(a)           The Buyer or the Buyer’s designee shall have the right and option, but not the obligation, to offer employment to and hire any of the Seller’s employees as of or after the Closing Date and shall have the right to interview the Seller’s employees prior to the Closing at reasonable times after notice to the Seller.  Except as otherwise described herein, the Buyer shall not assume any liabilities or obligations of the Seller with respect to the Seller’s employees, including those employees hired by the Buyer.  To the extent the Buyer offers employment to any such employees of the Seller and such employees accept employment with the Buyer, the Buyer will have complete discretion as to the terms of employment that are offered to such persons, and the Seller will provide the Buyer access to employee personnel files and information on medical and workmen’s compensation claims with respect to such employees.  The Buyer shall treat any information related to employees as confidential and handle such information in compliance with all applicable laws, including without limitation the Health Insurance Portability and Accountability Act.  Nothing contained in this Section 7.3 is intended to confer upon any of the Seller’s employees any right to continued employment after evaluation by the Buyer of its employment needs after the Closing Date.  In hiring employees of the Seller, the Buyer shall comply with applicable requirements of state and federal statutes, including without limitation statutes prohibiting discrimination in hiring.  Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third-party beneficiary rights respecting any of the Seller’s employees or former employees as a result of the provisions herein and specifically hereby negate any such intention.

(b)           Notwithstanding the Buyer’s decision to hire any of the Seller’s employees, the Buyer shall not be liable or obligated under any employee benefit plan or for any other employee benefits that may have been established by the Seller for their employees or for any vacation, sick pay, or health insurance benefits that may have accrued to such employees prior to the Closing Date; provided, however, that, effective as of the Closing Date, the Buyer shall make coverage available to any and all of the Seller’s employees who the Buyer elects to hire on a full-time basis pursuant to Section 7.3(a) and who accept employment with the Buyer as of the Closing Date (the “Transferred Employees”), and their eligible dependents without any waiting period in the appropriate Buyer’s plan or plans providing medical benefits (the “Buyer’s Medical Plan”), as and to the extent determined in the Buyer’s sole discretion. The Seller expressly acknowledges that the Seller has sole liability for all compensation and employee benefit costs accrued as of the Closing Date and as between the Buyer and the Seller, for all medical, workers compensation and other similar costs and expenses for any employee condition, illness or injury, unless the employee becomes an employee of the Buyer and then only for such condition, illness or injury which arose before the employee became an employee of the Buyer, whether or not any or all of such employees are subsequently hired by the Buyer.  Without limiting the generality of the foregoing, the Seller acknowledge and agree that the Buyer does not assume the sponsorship of, the responsibility of contributions to, or any liabilities in connection with any employee benefit plan maintained by the Seller for active employees, retirees, former employees, their beneficiaries or any other Person, including any employee pension benefit plan within the meaning of Section 3(2) of ERISA, employee welfare plan within the meaning of Section 3(1) of ERISA and any personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

(c)           The Buyer shall have no obligation to provide severance benefits on behalf of any of the Seller’s employees.

(d)           The Buyer and the Seller shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 7.3.

(e)           The Seller agrees that the Seller and not the Buyer shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all existing employment claims that have been filed by any employee or former employee of the Seller prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Seller, or any thereof filed after the Closing Date but arising as a result of conditions, actions or events or series of actions or events which occurred prior to the Closing Date.  Schedule 7.3(e) attached hereto sets forth a brief description of any of such claims of which the Seller is aware that have been filed arising out of conditions, actions or events that occurred before the Closing Date.

(f)            The Seller agrees (i) to be solely responsible and liable for all accrued but unused vacation as of the Closing Date for all individuals employed by the Seller; and (ii) with respect to any Washington Transferred Employees (the “Transferred Washington Employees”), to provide a cash payment to the Buyer in an amount equal to the cash equivalent of all accrued but unused vacation as of the Closing Date based upon the Transferred Washington Employees’ wages or salary on the Closing Date to the extent permitted by applicable law.  Upon receipt by the Buyer of the cash payment described in the preceding sentence, to the extent a transfer of accrued vacation benefits is permitted by applicable law, the Buyer shall credit each Transferred Washington Employee with any vacation days accrued but unused as of the Closing Date in accordance with the terms of the Seller’s vacation policy in effect as of such date.  The Buyer shall be responsible for any vacation accruing after the Closing Date by any Transferred Employee.  Schedule 7.3(f) attached hereto sets forth (i) all accrued but unused vacation as of the Closing Date for all individuals employed by the Seller as of the Closing Date; and (ii) the cash equivalent of all accrued but unused vacation as of the Closing Date based upon the employee’s wage or salary on the Closing Date.

(g)           The Seller shall take all necessary and legally permissible actions in order to cause the Seller’s 401(k) Plan to distribute the account balances thereunder for each Transferred Employee who participated in the Seller’s 401(k) Plan as soon as practicable following the Closing Date, subject to the consent of such Transferred Employee, where required, and the Buyer agrees to cooperate to accomplish, subject to applicable law and the terms of the defined contribution plan of the Buyer (the “Buyer’s 401(k) Plan”), the rollover of cash distributed to Transferred Employees participating in Seller’ 401(k) Plan, if such Transferred Employees so elect, on account of the transactions contemplated herein to the Buyer’s 401(k) Plan as soon as practicable following the Closing Date.  The Seller and the Buyer agree to provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 7.3(g).

(k)           Effective as of the Closing Date, the Buyer shall treat prior service with the Seller as service with the Buyer for purposes of eligibility and benefit computation for vacation plans and determining eligibility and vesting for any matching contribution benefits, if any, under any “employee pension plan” (as defined by Section 3(2) of ERISA) offered by the Buyer, provided, however, that the foregoing shall not require the Buyer to offer any such plans to the Transferred Employees.  Notwithstanding the foregoing, only service with the Buyer after the Closing Date shall be credited for purposes of satisfying the eligibility, vesting, and accrual requirements of (i) any employer contribution benefits, other than matching contribution benefits, under any “employee pension plan” (as defined by Section 3(2) of ERISA) offered by the Buyer or (ii) any severance pay plan, program, or arrangement offered by the Buyer.

7.4          Supplements to Disclosure Schedules.  During the period ending thirty (30) days following the Closing Date: (i) the Seller may update or supplement information provided on Schedules 1.1(c), 1.1(d), 3.3 and 2.1(g) (only with respect to the purchase orders listed on such schedule) to render such schedules accurate as of the Closing Date; and (ii) the Seller shall deliver to the Buyer update(s) or supplement(s) to such disclosure schedules promptly after the Seller or the Shareholder become aware of any event, inaccuracy or omission which changes in any material respect any representation or warranty made by the Seller or the Shareholder in this Agreement or any statement made by the Seller or the Shareholder in such disclosure schedules or in any update or supplement thereof.

7.5          Warranty Claims.  Following the Closing, Buyer shall service in accordance with its normal practices any claims by customers for breach of Seller’s standard product warranty on products fabricated and sold by Seller prior to the Closing.  On advance written notice of the claim, Seller agrees to reimburse Buyer for Buyer’s reasonable costs incurred in servicing such warranty claims promptly after the submission by Buyer of reasonable documentation regarding the warranty claim.

ARTICLE VIII
INDEMNIFICATION

8.1          Indemnification by the Seller and the Shareholder.  The Seller and the Shareholder, jointly and severally, agree to indemnify, defend and hold the Buyer and its Affiliates, officers, directors, employees or agents harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) of every kind, nature and description, including but not limited to negligence and both statutory and common law strict liability claims as well as negligence, strict liability and all other claims arising under Applicable Laws and Environmental Laws, (collectively, the “Claims”) sustained by the Buyer or any of its Affiliates, officers, directors, employees or agents based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Seller or the Shareholder contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement; (ii) the ownership, management, operation or use of the Purchased Assets or operation of the Business prior to the Closing Date; or (iii) any Excluded Assets or Retained Liabilities.

8.2          Indemnification by the Buyer.  The Buyer and Cascade each jointly and severally agree to indemnify, defend and hold the Shareholder and the Seller and their respective Affiliates, officers, directors, employees or agents harmless from and against any and all Claims and costs sustained by the Shareholder and/or the Seller or any of their Affiliates, officers, directors, employees or agents based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Buyer or Cascade contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement; (ii) the ownership, management, operation or use of the Purchased Assets or operation of the Business after the Closing Date, unless and to the extent that such Claim arises solely from any action of the Seller, the Shareholder or any of their Affiliates, officers, directors, employees or agents after the Closing Date; or (iii) the performance of or failure to perform any contracts assigned to the Buyer hereunder, to the extent such Performance or failure to perform relates to obligations accruing after the Closing Date.

8.3          Indemnification Procedure.  Any party seeking indemnification or reimbursement for Claims hereunder (the “Indemnified Party”) shall as promptly as practical notify the party from which such indemnification is sought (the “Indemnifying Party”) upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice.  In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder.   Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate.

8.4          Survival.  All representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of two (2) years from the Closing Date.  All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby.  The covenants and agreements entered into pursuant to this Agreement shall survive the Closing Date without limitation.

8.5          APPLICABILITY OF INDEMNIFICATION OBLIGATION.  EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTIONS 8.1 OR 8.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY APPLICABLE LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT; HOWEVER AN INDEMNIFYING PARTY SHALL NOT BE LIABLE TO INDEMNIFY A BENEFICIARY OF THE AGREEMENT TO THE EXTENT SUCH BENEFICIARY CAUSED OR CONTRIBUTED TO THE CLAIM, LIABILITY OR DAMAGES FOR WHICH INDEMNIFICATION IS SOUGHT.

8.6          Indemnification Threshold.  Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party shall not be required to indemnify an Indemnified Party for any Claims for which an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to an indemnity claim arising out of breach of any representation or warranty under Articles V and VI of this Agreement unless and until the aggregate amount of all such Claims exceeds One Hundred Fifty Thousand Dollars and No/100 ($150,000) (the “Indemnification Threshold”).  Once the Indemnification Threshold is exceeded, the Indemnifying Party shall be liable to indemnify the Indemnified Party for all Claims as provided in this Article VIII, without deducting the amount of the Indemnification Threshold.

8.7          LIMITATION OF LIABILITY.  IN NO EVENT SHALL THE SELLER OR THE SHAREHOLDER BE LIABLE FOR ANY DAMAGES (WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL, AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY) EXCEEDING ONE-HALF THE PURCHASE PRICE ACTUALLY PAID BY THE BUYER, INCLUDING WITHOUT LIMITATION ALL LIABILITIES ASSUMED BY THE BUYER, UNDER THIS AGREEMENT, EVEN IF THE SELLER OR THE SHAREHOLDER HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  The provisions of this section shall survive the termination or expiration of this Agreement.

8.8          Determination of Claims.  A Claim shall be “determined” when (i) there is a mutual agreement between the Indemnified Party and the Indemnifying Party as to the Indemnifying Party’s liability for such Claim and the amount of such liability; or (ii) a final arbitration decision is rendered under the provisions of Section 11.4 with respect to the Indemnifying Party’s liability for the Claim and the amount of such liability.

ARTICLE IX
CONDITIONS TO BUYER’S OBLIGATIONS

Each of the obligations of the Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by the Buyer) at or prior to the Closing of each of the following conditions:

9.1          Representations and Warranties True at Closing Date.  The Seller’s and the Shareholder’s representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of such date; the Seller and the Shareholder shall have complied with the covenants and agreements set forth herein to be performed by them on or before the Closing; and the Seller and the Shareholder shall have delivered to the Buyer a certificate dated as of the Closing and signed by (i) a duly authorized officer of the Seller and (ii) the Shareholder to all such effects.

9.2          Performance.  The Seller and the Shareholder shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing; and the Seller and the Shareholder shall have delivered to the Buyer a certificate dated as of the Closing and signed by (i) a duly authorized officer of the Seller and (ii) the Shareholder to all such effects.

9.3          Consents.  All required government consents and required consents or approvals under any material Contracts shall have been obtained.

9.4          No Litigation.  No litigation shall be threatened or pending against the Seller or the Shareholder before any court or governmental agency that, in the reasonable opinion of counsel for the Buyer, could result in the restraint or prohibition of such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

9.5          No Material Adverse Change.  Prior to the Closing, the Seller shall not have suffered any Seller MAE (whether or not such effect is referred to or described in the disclosure schedules attached hereto) regarding the Purchased Assets or the Assumed Liabilities.

9.6          Due Diligence.  The results of the Buyer’s due diligence investigation of the Seller shall be satisfactory to the Buyer in its sole discretion.

9.7          Documents Satisfactory in Form and Substance.  All agreements, certificates, and other documents delivered by the Seller and the Shareholder to the Buyer hereunder shall be in form and substance satisfactory to counsel for the Buyer, in the exercise of such counsel’s reasonable judgment.

9.8          Benefit of Material Contracts.   Buyer shall have received assurance satisfactory to it in Buyer’s sole judgment as to continuing relationships with Caterpillar Work Tools, Inc. and Komatsu America International Company following Closing.

9.9          Board Approval.  Cascade shall have obtained its Board of Directors authorization of Cascade’s execution and delivery of this Agreement and all other agreements contemplated herein, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions.  If the Buyer does not provide notice to the Seller of the satisfaction of or the failure to satisfy the conditions set forth in this Section 9.9 on or before the Closing Date, then the Buyer will be deemed to have waived the conditions set forth in this Section 9.9.

ARTICLE X
CONDITIONS TO SELLER’S OBLIGATIONS

Each of the obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or the waiver by the Seller) at or prior to the Closing of each of the following conditions:

10.1        Representations and Warranties True at Closing Date.  The Buyer’s and Cascade’s representations and warranties contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as though made on and as of such date; the Buyer and Cascade shall each have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing; and the Buyer and Cascade shall have delivered to the Seller and the Shareholder a certificate dated as of the Closing and signed by a duly authorized officer of the Buyer and Cascade to all such effects.

10.2        Performance.  The Buyer and Cascade shall each have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing and the Buyer and Cascade shall have delivered to the Seller and the Shareholder a certificate dated as of the Closing and signed by a duly authorized officer of the Buyer and Cascade to all such effects.

10.3        Documents Satisfactory in Form and Substance.  All agreements, certificates, and other documents delivered by the Buyer and Cascade to the Seller and the Shareholder hereunder shall be in form and substance satisfactory to counsel for the Seller, in the exercise of such counsel’s reasonable judgment.

ARTICLE XI
MISCELLANEOUS

11.1        Notices.  All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax, electronic transmission or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to the Buyer:

PSM LLC
P.O. Box 20187
Portland, Oregon 97294-0187
Attention:	Richard S. Anderson
Senior Vice President and Chief Financial Officer

Telephone: (303) 669-6300
Facsimile: (303) 669-6716
Email: andy.anderson@cascorp.com

With a copy to:

Newcomb, Sabin, Schwartz & Landsverk, LLP
Attn.: Jack B. Schwartz, Esq.
Telephone: (503) 228-8446

Facsimile: (503) 228-5472
Email: schwartz@nsslaw.com

If to Cascade:

Cascade Corporation
P.O. Box 20187
Portland, Oregon 97294-0187
Attention:	Robert C. Warren, Jr.
President and Chief Executive Officer
Richard S. Anderson
Senior Vice President and Chief Financial Officer

Telephone: (303) 669-6300
Facsimile: (303) 669-6716
Email: bob.warren@cascorp.com; andy.anderson@cascorp.com

With a copy to:

Newcomb, Sabin, Schwartz & Landsverk, LLP
Attn.: Jack B. Schwartz, Esq.
Telephone: (503) 228-8446
Facsimile: (503) 228-5472
Email: schwartz@nsslaw.com

If to the Seller:

Pacific Services & Manufacturing, Inc.
C/o Smyth & Mason, PLLC
71st Floor, Columbia Center
701 Fifth Avenue, Suite 7100
Seattle, WA 98104
Telephone: (206) 621-7100
Facsimile: (206) 682-3203
Email: jsmyth@smythlaw.com

with a copy to:

Jeff Smyth
Smyth & Mason, PLLC
71st Floor, Columbia Center
701 Fifth Avenue, Suite 7100
Seattle, WA 98104
Telephone: (206) 621-7100
Facsimile: (206) 682-3203
Email: jsmyth@smythlaw.com

If to the Shareholder:

Walter Pisco
C/o Smyth & Mason, PLLC

71st Floor, Columbia Center
701 Fifth Avenue, Suite 7100
Seattle, WA 98104
Telephone: (206) 621-7100
Facsimile: (206) 682-3203
Email: jsmyth@smythlaw.com

with a copy to:

Jeff Smyth
Smyth & Mason, PLLC
71st Floor, Columbia Center
701 Fifth Avenue, Suite 7100
Seattle, WA 98104
Telephone: (206) 621-7100
Facsimile: (206) 682-3203
Email: jsmyth@smythlaw.com

Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt; (ii) if mailed, upon the earlier of five business (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefore; (iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received; or (iv) if sent via electronic transmission, when receipt is confirmed.

11.2        Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  However, nothing herein shall be deemed to supercede the terms of that certain Confidentiality Agreement between the parties, dated ,July 28, 2006.

11.3        Amendments and Waiver; Rights and Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

11.4        Governing Law; Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Oregon, without regard to the principles of conflicts of laws thereof.  For the resolution of any dispute under this Agreement, the dispute shall be submitted to binding arbitration in Portland, Oregon.  Any such arbitration shall be conducted under the auspices of, and pursuant to the rules of, United States Arbitration & Mediation as then in effect, or such other procedures as the parties may agree to at the time, before an arbitrator, who shall be selected by the parties to the dispute.  In the event the amount in dispute exceeds One Hundred Thousand Dollars and No/100 ($100,000), either party shall be entitled, upon request, to arbitration conducted by three (3) arbitrators, one of which shall be selected by the Seller and/or the Shareholder, as the case may be, one of which shall be selected by the Buyer and one of which shall be selected by the two (2) arbitrators selected by the parties hereunder.  Should an arbitrator appointed die, resign, refuse or become unable to act before a decision is given, the vacancy shall be filled by the method set forth in this Section 11.4 for the original appointment.  Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  Each party acknowledges that he or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

11.5        Attorneys Fees.  The party prevailing in any court or arbitration proceeding will recover from the other party its reasonable costs and expenses, including, but not limited to, reasonable attorneys fees.

11.6        Binding Effect.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

11.7        Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.8        References.  All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

11.9        Severability of Provisions.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

11.10      Termination and Break-Up.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the Buyer if any of the conditions specified in Article IX of this Agreement have not been met or waived by it pursuant to the terms of this Agreement by the Closing Date or at such earlier date on which the Buyer believes in good faith that any such condition can no longer be satisfied, unless the failure of such condition to be met is due to the failure of the Buyer to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

(b)           By the Seller if any of the conditions specified in Article X of this Agreement have not been met or waived pursuant to the terms of this Agreement by the Closing Date or at such earlier date on which Seller believe in good faith that any such condition can no longer be satisfied, unless the failure of such condition to be met is due to the failure of either Shareholder or Seller to perform any of their respective obligations under this Agreement to the extent required to be performed by them or it prior to or on the Closing Date.

(c)           By either the Seller or the Buyer, at will and without cause, upon three days advance written notice, in which the case the party terminating this agreement shall pay to the other party a break-up fee of One Million Dollars ($1,000,000) which payment shall not be deemed a penalty but will constitute liquidated damages in lieu of any and all claims for costs or damages of any nature whatsoever.  The parties agree and acknowledge that this sum accurately reflects a reasonable estimate of the loss the non-terminating party would likely sustain by way of this termination, and that damages would be difficult of ascertainment.  Upon payment of the break-up fee in accordance with the terms hereof, this agreement shall be deemed terminated, and all obligations and duties, including those surviving termination, shall be deemed completely satisfied.  Cascade is jointly and severally liable for all obligations of the Buyer under this Section 11.10(c).

11.11      Further Assurances.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

BUYER

PSM LLC

By:	Cascade Corporation, its sole member

By:	/s/ RICHARD S. ANDERSON
Title: Chief Financial Officer

CASCADE

CASCADE CORPORATION

By:	/s/ RICHARD S. ANDERSON
Title: Chief Financial Officer

SELLER

PACIFIC SERVICES & MANUFACTURING, INC.

By:	/s/ WALTER PISCO
Title: President

SHAREHOLDER

/s/ WALTER PISCO
WALTER PISCO